Exhibit 23.3

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”), and (2) the description of our role in the valuation process of any properties owned by IPC Alternative Real Estate Income Trust, Inc. (the “Company”) or IPC Alternative Real Estate Operating Partnership, LP, the Company’s operating partnership in Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-272750), and in the prospectus included therein, and in any future amendments or supplements thereto, under the headings “Net Asset Value Calculation and Valuation Guidelines – Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines – Valuation of Investments.”

/s/ SitusAMC Real Estate Valuation Services, LLC

SitusAMC Real Estate Valuation Services, LLC

West Des Moines, Iowa

April 4, 2025